Exhibit 8.1

[SEWARD & KISSEL LLP]

October 24, 2007

Aegean Marine Petroleum Network Inc.

42 Hatzikyriakou Avenue
Piraeus 185 38 Athens
Greece

Re:          Aegean Marine Petroleum Network Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Aegean Marine Petroleum Network Inc. (the “Company”) and the holders of common shares of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Our opinion is based on the facts as set forth in the Registration Statement and the following specific assumptions and qualifications:  (1) all of the Company’s sales of petroleum products will occur outside the United States; (2) such products will be sold for use, consumption or disposition outside the United States, and (3) one of the Company’s foreign offices will materially participate in such sales. We note that this opinion does not address the United States federal income tax consequences of owning the Company’s common shares to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company’s common shares, may be subject to special rules. We further note that this opinion addresses only the tax consequences of holding the Company’s common shares to holders who purchase common shares in connection with the offering described in the Registration Statement and hold the common shares as a capital asset.

We hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the caption “Tax Considerations.”  It is our further opinion that the tax discussion set forth under the caption “Tax Considerations—United States

Federal Income Tax Considerations” in the Registration Statement accurately states our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Tax Considerations—United States Federal Income Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP

SEWARD & KISSEL LLP